Exhibit 10.20
AGREEMENT AND GENERAL RELEASE1
APPEAR
     AS PARTIES OF THE FIRST PART: Santander BanCorp (“Santander”), Banco Santander Puerto Rico (“Banco Santander”), hereinafter referred to as “Santander Puerto Rico,” represented by its President and Senior Executive Vice President, and Santander Overseas Bank, Inc. (“Santander Overseas”), represented by its authorized representatives.
     AS PARTIES OF THE SECOND PART: Carlos M. García and his wife, Melissa Marxuach Torrós, both of legal age, married, residents of Guaynabo, Puerto Rico and the conjugal legal partnership constituted between them, hereinafter referred to as “García and his spouse.”
STATE
     A. García has served as Senior Executive Vice President and Chief Operating Officer of Santander and President of Banco Santander.
     B. On November 13, 2008, García resigned as an employee of Santander Group (as defined below), effective December 31, 2008, as a result of his appointment as President and Chairman of the Board of Directors of The Government Development Bank for Puerto Rico.
AGREE:
          1. In consideration of the aforementioned resignation, the releases granted in Section 2 of this Agreement, and the other obligations and covenants agreed by García and his spouse, Grupo Santander will pay to Mr. García as follow:

[1]	This is an English translation of the original Agreement and General Release (the “Agreement”) entered into between Carlos M. García, Santander BanCorp (the “Company”), Banco Santander Puerto Rico and Santander Overseas Bank, Inc. Pursuant to Rule 306 of Regulation S-T, a signed original of the Agreement has been retained by the Company and will be furnished to the U.S. Securities and Exchange Commission upon request.

               (a) A lump sum of nine hundred thousand dollars ($900,000.00 USD) of which three hundred fifty thousand dollars ($350,000.00 USD) will be paid by Banco Santander and five hundred fifty thousand dollars ($550,000.00 USD) will be paid by Santander Overseas, for services rendered by García to Banco Santander, S.A. and its affiliates (“Grupo Santander”).
                    García acknowledges that the amounts referenced in paragraph 1 will be reported to the Puerto Rico Treasury Department and/or to the Internal Revenue Services (“IRS”), as applicable, as taxable income for 2008. The parties hereby agree that if any tax liability arises, or if any of the parties incur in interests or penalties imposed by any competent authority for the payment of income taxes over the monies or benefits payable under this Agreement, pursuant to any law, García will be solely responsible for said payment and hereby exonerates Santander Puerto Rico and Grupo Santander, and releases it from any responsibility (“hold harmless”) for the taxes, interests, surcharges and/or penalties imposed on any of the amounts paid by that Santander Puerto Rico and Grupo Santander as a result of this Agreement.
               (b) Banco Santander will pay the premiums to maintain García and his dependents under the Health Insurance Plan of Banco Santander until June 30, 2009, or until García obtains coverage under another health insurance plan, whichever occurs first, under the terms and condition of the same. Payment of the insurance premiums of the Health Insurance Plan of Banco Santander for the first six (6) of the eighteen (18) months of the Plan of Banco Santander period of continued coverage provided by the Consolidated Omnibus Reconciliation Act (COBRA), equals to three thousand seven hundred and four dollars with fifty eight cents ($3,734.58 USD).

               (c) For purposes of García’s participation of in the I06 Plan (el “I06 Plan”) of Banco Santander, S.A., the parties hereby agree that García will maintain his right to exercise, on or before to January 15, 2009, 40,000 options to acquire American Depository Shares (“ADS”) of Banco Santander, S.A. granted under the I06 Plan, pursuant the provisions in the American Depository Shares Stock Purchase Agreement for Executives dated in December 17, 2007, between Banco Santander and García.
               (d) For purposes of García’s participation in the Equity Incentive Plan Linked to the Performances of Banco Santander, S.A. (“the Equity Incentive Plan”), the parties hereby agree that García will maintain his right to acquire ADSs of Banco Santander, S.A. corresponding to the First and Second Cycles of the Equity Incentive Plan, notwithstanding of García’s resignation, and that he will maintain his right to receive ADS in accordance to the provisions of the Regulations promulgated under the Equity Incentive Plan.
               In consideration with the payments and transfers referenced in Section 1, and the resignation of his employment, García and his spouse and the conjugal legal partnership constituted between them hereby agree:
               That García, his spouse and the conjugal legal partnership, their family, heirs, executors, assigns, agents, dependents, friends or relatives, do not have any, and if they had any, they waive any claim of any kind, and any remedies, arising under any federal, state or Puerto Rico law, including those related to or that may be alleged to have arise from the employment relationship with Santander Puerto Rico or Grupo Santander, or his resignation, and they expressly waive release of any claim or cause of action that they have or may have or might have had, known or unknown, in law or equity, in contract or tortuous claim against Santander Puerto Rico, Grupo Santander and its parent corporations, subsidiaries, sister companies, affiliates, or predecessors (hereinafter “the Corporations”) the 1165(e) Savings Plan of Grupo Santander (the “Plan”), as well as the Fiduciaries, Administrators and members of the Retirement Committee; and their respective directors, officers, employees, agents, representatives, insurers, guarantors or sureties (hereinafter “their Representatives”). The claims or causes of action to which García, his spouse and the conjugal legal partnership constituted between them, waive and hereby agree to a release include, but are not limited to, the following: for retaliation; for breach of contract or quasi-contract or promise or representation; for violation of public policy; for damages; for violation and/or invasion of privacy and intimacy rights; for libel and defamation; for a violation of any regulation, norm, guideline, or policy of Santander Puerto Rico or of Grupo Santander; unjustified dismissal (Law No. 80 of May 30, 1976); or dismissal or discriminatory treatment prohibited under the Constitution of Puerto Rico or of the United States, or by any other law of Puerto Rico, federal, Spain or the European Union, including by reason of race, color, age, national origin, sex, disability, Vietnam War Veteran, marriage and others including, but not limited to, the Civil Rights Act of 1964, and the Civil Rights Act of 1991, the Civil Rights Act of 1866, Law No. 100 of June 30, 1959, the Americans with Disabilities Act (ADA), Rehabilitation Act of 1973, Law No. 44 of July 12, 1985 (Act of Discrimination Against People with Mental and Physical Disabilities), Uniform Services Employment and Reemployment Act (USERRA); Act No. 69 of July 6, 1985 (Sex-based Discrimination based on Sex); Act No. 17 of May 22, 1988 (Sexual Harassment); Act No. 116 of December 20, of 1991 (Marriage Discrimination); Act No. 139 June 26, 1968 (SINOT); Act No. 45 of April 12, 1935 (State Insurance Fund Act); Workers Adjustment and Retraining Notification Act (WARN); Federal Bankruptcy Act; Act No. 115 of the December 20, 1991 (Retaliation); the Puerto Rico Insurance Code; the Puerto Rico Civil Code; the Puerto Rico Internal Revenue Code and the Family and

Medical Leave Act of 1993, as amended and any other cause of action under any law that will provide García, his spouse and the conjugal legal partnership constituted between them, any remedy, including but not limited to, punitive damages, liquidated or compensatory damages, attorney’s fees, interests, expenses and reemployment. They will also waive claims under any other federal or Puerto Rico law or regulation relating to employment, terms and conditions of employment or intellectual property rights; or any other law that could impose civil liability.
               The aforestated releases and waivers include any damages that occur after the execution of this agreement as a result of the continuing effect of any act or omission occurring prior to the execution of this document.
          2. The waivers of rights and claims, made by García and his spouse in this document do not include those causes of action that may arise on their behalf after its execution, including but not limited to, causes of action for breach this Agreement and under the terms of the I06 Plan and the Equity Incentive Plan.
          3. García acknowledges that, due to the confidential nature of his position in Santander Puerto Rico and Grupo Santander and due to his functions and duties; he was privy to data, matters, strategies and plans and methodology of Santander Puerto Rico, Grupo Santander and the Corporations at the highest level, as well as important developments and other non-public confidential information of Santander Puerto Rico, Grupo Santander and the Corporations. Accordingly, García agrees to not disclose to any party whatsoever and not to use this information to its own benefit or for the benefit of any third parties.
          4. The parties agree that they have entered into this Agreement freely and voluntarily and without any coercion or intimidation whatsoever and that this is the entire agreement between them and there has not been made any representation, other than those stated herein.
          5. García acknowledges that he has been adequately compensated by Santander Puerto Rico, Grupo Santander and the Corporations under their norms, policies, practices and regulations, under the employment agreement executed on December 29, 2006 (referred to herein as the “Employment Agreement”) and any applicable law; and that nothing is owed to him for salaries, bonuses, vacations, sick leave, or any other reason including, but not limited to, any other kind of plan or incentive, including but, not limited to, executives plans, sharing plans, savings plans, stocks or stock option plans, and that all amounts owed to him by Santander Puerto Rico, Grupo Santander and the Corporations has been satisfied in their entirety, with the exception of the participations and the amounts payable under Section 1(c) and (d) of this Agreement and benefits acquired under the Plan. In addition, García agrees that Santander Puerto Rico, Grupo Santander and the Corporations do not owe him any amount for salaries, overtime, vacations and/or any other concept under the federal and local laws of wages, including the Employment Retirement Income Security Act (ERISA) and the Consolidated Omnibus Reconciliation Act (COBRA), since as of the date of the execution of this Agreement all the such amounts have been satisfied in their entirety.
          6. The parties agree that nothing in this document nor the payments referenced in Section 1 shall be deemed an admission by Santander Puerto Rico, Grupo Santander or the Corporations, the Plan or its Representatives of any illegal or discriminatory act.
          7. García acknowledges and declares that he has not suffered any damages from Santander Puerto Rico, Grupo Santander or the Corporations, the Plan or its Representatives for any reason, including, but not limited to, the employment relationship with

García, the termination of the same as a result of his resignation for the reasons described above and any other event, act or omission occurred during his employment and that his spouse, family members, heirs, executors, assigns, agents, dependents, friends or relatives have not suffered any damages caused by Banco Santander, Grupo Santander or the Corporations, the Plan or its Representatives, for any reason including, but not limited to, the employment relationship with García, the termination of the same as a result of his resignation for the reasons described above and any other incident or event occurred during his employment and he agrees to testify to this effect in any forum. García will not bring nor promote, on his own initiative or through a third party, any claim and/or cause of action (whether judicial, administrative or on any forum) against Banco Santander Puerto Rico, Grupo Santander, the Corporations, the Plan and its Representatives nor will he endorse or promote another person or entity to do so as for causes of action expressly waived under this Agreement. However, it is hereby clarified that this provision shall not be deemed as a prohibition to García to cooperate with any investigation of the Equal Employment Opportunity Commission (EEOC) or of any other agency or instrumentality charged with the enforcement of labor laws, in the eventuality of any such future investigation; in which case García agrees to notify Santander immediately. The parties represent that they are not aware of any past nor present investigation of the EEOC or any other such agency or instrumentality with respect to labor law matters related to the employment of García with Santander.
          8. García, his spouse and the conjugal legal partnership constituted between them, covenant to hold harmless and indemnify Santander Puerto Rico, Grupo Santander, the Corporations, the Plan, and the Representatives for any claim or compliant initiated by any family members, heirs, executors, assigns, agents, dependents, friends or relatives, against

Santander Puerto Rico, Grupo Santander, the Corporations, the Plan or any other of their Representatives, for causes of action and remedies expressly waived under this Agreement. Santander Puerto Rico, Grupo Santander, the Corporations, the Plan and their Representatives, will select the legal representation for any such action, and any attorney’s fees and expenses will be paid in full by García, his spouse and the conjugal legal partnership constituted between them.
          9. García agrees to cooperate with Santander Puerto Rico, Grupo Santander, or the Corporations in connection with any complaint, claim or dispute pending or filed subsequently related to matters that are known to him or his responsibility during his employment with Santander Puerto Rico, Grupo Santander, or the Corporations. García also agrees to meet with representatives of Santander Puerto Rico, the Grupo Santander, or the Corporations, their attorneys or any other person designated by Santander Puerto Rico, Grupo Santander, or the Corporations at such place and time as may be mutually convenient, with respect to any matter referred to in this section, and furthermore, he agrees to declare the truth before any court, agency of administrative body. García acknowledges that he may be privy to certain information which is or may be the subject of, or related, to actual or potential litigation and, therefore, García covenants and agrees to cooperate fully with Santander Puerto Rico, Grupo Santander or the Corporations with respect to any legal or business matter of which he had knowledge during his employment with Santander Puerto Rico and for which cooperation or participation may be required.
          10. If García fails to comply any of the covenants, obligations or material waivers under this Agreement, he shall be obligated to return the sums and benefits received under Section 1, to the extent permitted by law.

          11. García and his spouse acknowledge that they have had sufficient and reasonable time to review this Agreement and received legal advice prior to its execution before a Notary Public. García and his spouse declare that they in fact have received legal and accounting advice with respect to all matters included in this Agreement and their legal financial consequences.
          12. Both parties are hereby released from any obligation or liability arising form any clause or provision of the Employment Agreement, which is hereby resolved and without further effect by mutual agreement and in consideration of the benefits hereby exchanged. In particular, García waives any compensation or severance payment under said agreement. Notwithstanding the foregoing, García agrees to comply with the provisions of the Employment Contract relating to his agreement not to render similar services to those performed for Santander Puerto Rico in any other financial institution or any other company or entity that competes with Santander Puerto Rico or Grupo Santander within Puerto Rico for a term of six (6) months starting on the date of this Agreement; provided, however, that such agreement will not interfere, nor limit in any way, his functions as President and Chairman of the Board of The Government Development Bank for Puerto Rico nor his duties in such capacity and in the compliance with his duties in such positions.
          13. García, further, guarantees and affirms that, he has returned to the possession, custody and exclusive control of Santander Puerto Rico or Grupo Santander, all property and documents of Santander Puerto Rico or Grupo Santander; including but not limited to, information, electronic data and print outs, data, reports, correspondence, memorandums, formulas, budgets, promotional plans, marketing plans, market information, financial data of any kind, and that he does not maintain any of this information in his possession, custody or control.

          14. If any clause or condition of this Agreement is declared void or illegal by any regulation, law or public policy, all the other provisions of this agreement will continue to be in full force and effect.
In San Juan, Puerto Rico on December 31, 2008.
By:
SANTANDER BANCORP
BANCO SANTANDER PUERTO RICO
SANTANDER OVERSEAS BANK, INC.

/s/ Juan Moreno
Juan Moreno

/s/ María Calero
María Calero

/s/ Carlos M. García
Carlos M. García

/s/ Melissa Marxuach Torrós
Melissa Marxuach Torrós

Affidavit No.
Acknowledged and subscribed before me by Carlos M. García and Melissa Marxuach Torrós, of personal circumstances hereby indicated, who are personally known to me. In San Juan, Puerto Rico, on December 31, 2008.
[NOTARIAL SEAL]

NOTARY PUBLIC

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